Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
YUM! Brands, Inc.:

We consent to the incorporation by reference in the registration statements listed below of YUM! Brands, Inc. and Subsidiaries (YUM) of our report dated February 17, 2010, with respect to the consolidated balance sheets of YUM as of December 26, 2009 and December 27, 2008, and the related consolidated statements of income, cash flows, and shareholders’ equity (deficit) and comprehensive income (loss) for each of the fiscal years in the three-year period ended December 26, 2009, and the effectiveness of internal control over financial reporting as of December 26, 2009, which report appears in the December 26, 2009 annual report on Form 10-K of YUM. Our report refers to a change in 2009 in YUM’s method of reporting noncontrolling interests due to the adoption of new accounting requirements issued by the FASB.

Description	Registration Statement Number

Form S-3 and S-3/A

Debt Securities	333-160941
Debt Securities	333-133097
YUM! Direct Stock Purchase Program	333-46242
$2,000,000,000 Debt Securities	333-42969

Form S-8

YUM! Restaurants Puerto Rico, Inc. Save-Up Plan	333-85069
Restaurant Deferred Compensation Plan	333-36877, 333-32050
Executive Income Deferral Program	333-36955
YUM! Long-Term Incentive Plan	333-36895, 333-85073, 333-32046
SharePower Stock Option Plan	333-36961
YUM! Brands 401(k) Plan	333-36893, 333-32048, 333-109300
YUM! Brands, Inc. Restaurant General Manager
Stock Option Plan	333-64547
YUM! Brands, Inc. Long-Term Incentive Plan	333-32052, 333-109299

/s/ KPMG LLP
Louisville, Kentucky
February 17, 2010